Exhibit 4.12

WARRANT AGENCY AGREEMENT

WARRANT AGENCY AGREEMENT made as of February _____, 2025 (the “Issuance Date”), between Aspira Women’s Health Inc., a Delaware corporation, with offices at 12117 Bee Caves Road, Building III, Suite 100, Austin, Texas 78738 (“Company”), and Broadridge Corporate Issuer Solutions, LLC, with offices at 51 Mercedes Way, Edgewood, NY 11717 (the “Warrant Agent”).

WHEREAS, the Company is engaged in a public offering of units and pre-funded units (collectively, the “Units”) and, in connection therewith, has determined to issue and deliver up to [_____] Warrants (the “Warrants”) to the public investors, with each such Warrant evidencing the right of the holder thereof to purchase one (1) share of common stock, par value $0.001 per share, of the Company’s common stock (the “Common Stock”) at an exercise price of $[_____] per share, subject to adjustment as described in the Warrants comprising part of the Units; and

WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (File No. 333-284182) (as the same may be amended from time to time, the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Act”) of, among other securities, the Warrants and the shares of  Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), and such Registration Statement was declared effective on February [_____], 2025; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Warrant Agreement.

2. Warrants.

2.1 Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A attached hereto, the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Chief Executive Officer, President, Chief Financial Officer or Treasurer, Principal Accounting Officer, Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. All of the Warrants shall initially be represented by one or more book-entry certificates (each a “Book-Entry Warrant Certificate”).

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2.2. Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Warrant Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3. Registration.

2.3.1. Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. To the extent the Warrants are DTC eligible as of the Issuance Date, all of the Warrants shall be represented by one or more Book-Entry Warrant Certificates deposited with the Depository Trust Company (the “Depository”) and registered in the name of Cede & Co., a nominee of the Depository. Ownership of beneficial interests in the Book-Entry Warrant Certificates shall be shown on, and the transfer of such ownership shall be effected through, records maintained (i) by the Depository or its nominee for each Book-Entry Warrant Certificate; (ii) by institutions that have accounts with the Depository (such institution, with respect to a Warrant in its account, a “Participant”); or (iii) directly on the book-entry records of the Warrant Agent with respect only to owners of beneficial interests that represent such direct registration.

If the Warrants are not DTC eligible as of the Issuance Date or the Depository subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement within ten (10) days after the Depository ceases to make its book-entry settlement available. In the event that the Company does not make alternative arrangements for book-entry settlement within ten (10) days or the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depository to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Depository definitive Warrant Certificates in physical form evidencing such Warrants. Such definitive Warrant Certificates shall be in substantially the form annexed hereto as Exhibit A.

2.3.2. Beneficial Owner; Registered Holder. The term “beneficial owner” shall mean any person in whose name ownership of a beneficial interest in the Warrants evidenced by a Book-Entry Warrant Certificate is recorded in the records maintained by the Depository or its nominee. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“registered holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4 Uncertificated Warrants. Notwithstanding the foregoing and anything else herein to the contrary, the Warrants may be issued in uncertificated form.

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3. Terms and Exercise of Warrants.

3.1. Exercise Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at an exercise price of $[_____] per whole share, subject to the subsequent adjustments provided in Section 3 of the Warrants. The term “Exercise Price” as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised.

3.2. Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on [_____], 2025 and terminating at 5:00 P.M., New York time on [_____], 202[ ] (“Expiration Date”). Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at the close of business on the Expiration Date.

3.3. Exercise of Warrants.

3.3.1. Exercise and Payment. A registered holder may exercise a Warrant by delivering, not later than 5:00 P.M., New York time, on any Business Day during the Exercise Period (the “Exercise Date”) to the Warrant Agent at its corporate trust department (i) a duly executed facsimile copy (or e-mail attachment) of the Notice of Exercise in the form annexed to the Warrant Certificate (the “Notice of Exercise”) and (ii) other than in the case of a cashless exercise, the aggregate Exercise Price for the Warrants to be exercised in lawful money of the United States of America by certified or official bank check or by bank wire transfer in immediately available funds. The term “Business Day” means any day other than Saturday, Sunday or other day on which the New York Stock Exchange is closed or a day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay-at-home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

If any of (A) the Notice of Exercise, or (B) the Exercise Price therefor, is received by the Warrant Agent after 5:00 P.M., New York time, on the specified Exercise Date, the Warrants will be deemed to be received and exercised on the Business Day next succeeding the Exercise Date. If the date specified as the Exercise Date is not a Business Day, the Warrants will be deemed to be received and exercised on the next succeeding day that is a Business Day. If the Warrants are received or deemed to be received after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Warrant Agent will be returned to the registered holder or Participant, as the case may be, as soon as practicable. In no event will interest accrue on funds deposited with the Warrant Agent in respect of an exercise or attempted exercise of Warrants. The validity of any exercise of Warrants will be determined by the Company in its sole discretion and such determination will be final and binding upon the registered holder or Participant, as applicable, and the Warrant Agent. Neither the Company nor the Warrant Agent shall have any obligation to inform a registered holder or the Participant, as applicable, of the invalidity of any exercise of Warrants.

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The Warrant Agent shall deposit all funds received by it in payment of the Exercise Price in the account of the Company maintained with the Warrant Agent for such purpose and shall advise the Company via telephone at the end of each day on which funds for the exercise of the Warrants are received of the amount so deposited to its account. The Warrant Agent shall promptly confirm such telephonic advice to the Company in writing.

3.3.2. Issuance of Certificates. The Warrant Agent shall, by 11:00 A.M. New York time on the Business Day following the Exercise Date of any Warrant, advise the Company or the transfer agent and registrar in respect of (a) the number of Warrant Shares issuable upon such exercise as to the number of Warrants exercised in accordance with the terms and conditions of this Warrant Agreement, (b) the instructions of each registered holder or Participant, as the case may be, with respect to delivery of the Warrant Shares issuable upon such exercise, and the delivery of definitive Warrant Certificates, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise, (c) in case of a Book-Entry Warrant Certificate, the notation that shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise and (d) such other information as the Company or such transfer agent and registrar shall reasonably require.

The Warrant Agent shall, by 5:00 P.M., New York time, on the earliest of (i) two (2) Trading Days (as defined in the Warrants) after the delivery to the Warrant Agent of the Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Warrant Agent and (iii) the number of Trading Days comprising the Standard Settlement Period (as defined in the Warrants) after the delivery to the Warrant Agent of the Notice of Exercise, execute, issue and deliver to the Warrant Agent, the Warrant Shares to which such registered holder or Participant, as the case may be, is entitled, in fully registered form, registered in such name or names as may be directed by such registered holder or the Participant, as the case may be. Upon receipt of such Warrant Shares, the Warrant Agent shall, by 5:00 P.M., New York time, on the Business Day succeeding such Exercise Date, transmit such Warrant Shares to or upon the order of the registered holder or Participant, as the case may be.

In lieu of delivering physical certificates representing the Warrant Shares issuable upon exercise, provided the Company’s transfer agent is participating in the Depository’s Fast Automated Securities Transfer program, the Company shall use its reasonable best efforts to cause its transfer agent to electronically transmit the Warrant Shares issuable upon exercise to the Depository by crediting the account of the Depository or of the Participant through its Deposit Withdrawal at Custodian system. The time periods for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

3.3.3. Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and nonassessable.

3.3.4. No Fractional Exercise. Warrants may be exercised only in whole numbers of Warrant Shares. No fractional Warrant Shares are to be issued upon the exercise of the Warrant. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either (a) pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or (b) round down to the next whole share if such fraction is less than one-half. If fewer than all of the Warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate for the number of unexercised Warrants remaining shall be executed by the Company and countersigned by the Warrant Agent as provided in Section 2 of this Warrant Agreement, and delivered to the holder of this Warrant Certificate at the address specified on the books of the Warrant Agent or as otherwise specified by such registered holder. If fewer than all the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise.

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3.3.5 No Transfer Taxes. The Company shall not be required to pay any stamp or other tax or governmental charge required to be paid in connection with any transfer involved in the issue of the Warrant Shares upon the exercise of Warrants; and in the event that any such transfer is involved, the Company shall not be required to issue or deliver any Warrant Shares until such tax or other charge shall have been paid or it has been established to the Company’s satisfaction that no such tax or other charge is due.

3.3.6 Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares as of the date of exercise of any Warrant, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.3.7 Cashless Exercise Under Certain Circumstances.

The Company shall provide to the registered holder prompt written notice of any time that the Company is unable to issue the Warrant Shares via DTC transfer or otherwise (without restrictive legend), because (A) the Commission has issued a stop order with respect to the Registration Statement, (B) the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, (C) the Company has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or (D) otherwise (each a “Restrictive Legend Event”). To the extent that a Restrictive Legend Event occurs after the registered holder has exercised a Warrant in accordance with the terms of the Warrants but prior to the delivery of the Warrant Shares, the Company shall, at the election of the registered holder to be given within five (5) days of receipt of notice of the Restrictive Legend Event, either (A) rescind the previously submitted Notice of Exercise and the Company shall return all consideration paid by registered holder for such shares upon such rescission or (B) treat the attempted exercise as a cashless exercise as described in the next paragraph and refund the cash portion of the exercise price to the registered holder.

Upon receipt of an Notice of Exercise for a cashless exercise, the Warrant Agent will promptly deliver a copy of the Notice of Exercise to the Company to confirm the number of Warrant Shares issuable in connection with the cashless exercise. The Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no obligation under this section to calculate, the number of Warrant Shares issuable in connection with the cashless exercise.

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3.3.8 Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the registered holder the number of Warrant Shares that are not disputed.

4. Adjustments. The number of shares covered by each Warrant and the number of Warrants outstanding are subject to adjustment from time to time as provided in Section 3 of the applicable Warrant Certificate.

4.1. Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Section 3 of the Warrants, then, in any such event, the Company shall give written notice to each registered holder, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.2. Calculations. All calculations under this Section 4.2 or Section 3 of the Warrants shall be made to the nearest cent or the nearest l/100th of a share, as the case may be. For purposes of this Section 4.2 or Section 3 of the Warrant, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of hares of Common Stock (excluding treasury shares, if any) issued and outstanding.

4.3. Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to Section 3 of the Warrants, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Warrant Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5. Transfer and Exchange of Warrants.

5.1. Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent.

5.2. Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer reasonably acceptable to Warrant Agent, duly executed by the registered holder thereof, or by a duly authorized attorney, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate, each Book-Entry Warrant Certificate may be transferred only in whole and only to the Depository, to another nominee of the Depository, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend. Upon any such registration of transfer, the Company shall execute, and the Warrant Agent shall countersign and deliver, in the name of the designated transferee a new Warrant Certificate or Warrant Certificates of any authorized denomination evidencing in the aggregate a like number of unexercised Warrants.

5.3. Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Warrant Certificate for a fraction of a Warrant.

5.4. Service Charges. A service charge shall be made for any exchange or registration of transfer of Warrants, as negotiated between Company and Warrant Agent.

5.5. Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Warrant Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

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6. Limitations on Exercise. Neither the Warrant Agent nor the Company shall effect any exercise of any Warrant, and a registered holder shall not have the right to exercise any portion of a Warrant, to the extent that after giving effect to the issuance of shares of Common Stock after exercise as set forth on the applicable Notice of Exercise, the registered holder (together with such registered holder’s Affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended), and any other persons acting as a group together with the registered holder or any of the registered holder’s Affiliates), would beneficially own in excess of [4.99%] of the Company’s Common Stock. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the registered holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon exercise of the remaining, nonexercised portion of any Warrant beneficially owned by the registered holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the registered holder that neither the Warrant Agent nor the Company is representing to the registered holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the registered holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 6 applies, the determination of whether a Warrant is exercisable (in relation to other securities owned by the registered holder together with any Affiliates) and of which portion of a Warrant is exercisable shall be in the sole discretion of the registered holder, and the submission of a Notice of Exercise shall be deemed to be the registered holder’s determination of whether such Warrant is exercisable (in relation to other securities owned by the registered holder together with any Affiliates) and of which portion of a Warrant is exercisable, and neither the Warrant Agent nor the Company shall have any obligation to verify or confirm the accuracy of such determination and neither of them shall have any liability for any error made by the registered holder. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6, in determining the number of outstanding shares of Common Stock, a registered holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. The provisions of this Section 6 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6 to correct this subsection (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of a Warrant.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1. No Rights as Stockholder. Except as otherwise specifically provided herein, a registered holder, solely in its capacity as a holder of a Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant Agreement be construed to confer upon a registered holder, solely in its capacity as the registered holder of a Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the registered holder of the Warrant Shares which it is then entitled to receive upon the due exercise of a Warrant. A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder.

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7.2. Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity (including obtaining an open penalty bond protecting the Warrant Agent) or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3. Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.

8. Concerning the Warrant Agent and Other Matters.

8.1. Concerning the Warrant Agent. The Warrant Agent:

8.1.1 shall have no duties or obligations other than those set forth herein and no duties or obligations shall be inferred or implied;

8.1.2 may rely on and shall be held harmless by the Company in respect of any action taken, suffered or omitted to be taken by Warrant Agent in connection with its administration of this Agreement and the exercise and performance of its duties hereunder in reliance upon any certificate, statement, instrument, opinion, notice, letter, affidavit, power of attorney, endorsement, consent, direction, facsimile transmission, telegram or other paper or document, or any security delivered to it, and reasonably believed by it to be genuine and to have been made or signed, executed and, where necessary, verified or acknowledged by the proper party or parties;

8.1.3 may rely on and shall be held harmless by the Company in acting upon written or oral instructions or statements from the Company with respect to any matter relating to its acting as Warrant Agent;

8.1.4 may consult with counsel satisfactory to it (including counsel for the Company or an employee of the Warrant Agent) and shall be held harmless by the Company in relying on the advice or opinion of such counsel in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion of such counsel;

8.1.5 solely shall make the final determination as to whether or not a Warrant received by the Warrant Agent is duly, completely and correctly executed, and the Warrant Agent shall be held harmless by the Company in respect of any action taken, suffered or omitted by the Warrant Agent hereunder in good faith and in accordance with its determination;

8.1.6 shall not be obligated to take any legal or other action hereunder which might, in its judgment subject or expose it to any expense or liability unless it shall have been furnished with an indemnity satisfactory to it;

8.1.7 shall not be deemed to have any knowledge of any event which it was supposed to receive notice thereof hereunder, and the Warrant Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith, unless and until it has received such notice in writing;

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8.1.8 shall not assume any relationship of agency or trust with any of the holders of a Warrant;

8.1.9 shall not be required to perform any action if such action would cause the Warrant Agent to violate any applicable law, regulation or court order; and

8.1.10 shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to the Registration Statement or this Warrant Agreement, including, without limitation, obligations under applicable regulation or law.

8.2 Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares. The Warrant Agent shall not register any transfer or issue or deliver any Warrant Certificate(s) or Warrant Shares unless or until the persons requesting the registration or issuance shall have paid to the Warrant Agent for the account of the Company the amount of such tax, if any, or shall have established to the reasonable satisfaction of the Company that such tax, if any, has been paid

8.3 Resignation, Consolidation, or Merger of Warrant Agent.

8.3.1. Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be (a) a corporation organized and existing under the laws of the United States of America or any state thereof or the District of Columbia, in good standing, which is authorized under such laws to exercise corporate trust, stock transfer, or shareholder services powers and which has at the time of its appointment as Warrant Agent a combined capital and surplus of at least $50 million or (b) an affiliate of a legal business entity described in clause (a) of this sentence. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

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8.2.2. Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

8.2.3. Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement without any further act.

8.3. Fees and Expenses of Warrant Agent .

8.3.1. Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration in an amount separately agreed to between Company and Warrant Agent for its services as Warrant Agent hereunder (the “Fees”) and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder. Company agrees to pay the Fees within thirty (30) days after its receipt of an invoice from Warrant Agent. If Company fails to pay any amounts due under this Agreement, Company shall, upon demand, pay interest at the rate of 1-1/2% per month (but in no event more than the highest interest rate allowable by law) on such delinquent amounts from the due date until the date of payment. The Company shall be responsible for, and shall pay to Warrant Agent all third party charges incurred by the Company in connection with performing the services hereunder. The Company shall pay any and all taxes applicable to the provision of services hereunder in connection with this Agreement, excluding taxes based on the Warrant Agent’s net income.

8.3.2. Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

8.4. Liability of Warrant Agent.

8.4.1. Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Warrant Agreement.

8.4.2. Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, claims, losses, damages, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Warrant Agreement except as a result of the Warrant Agent’s gross negligence, willful misconduct, or bad faith (in each case, as determined by a court of competent jurisdiction).

8.4.3. Limitation of Liability.

(i) The Warrant Agent shall solely be liable for its gross negligence, willful misconduct, bad faith or fraud (in each case, as determined by a court of competent jurisdiction).

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(ii) Notwithstanding anything in this Warrant Agreement to the contrary, neither party to this Warrant Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provision of this Warrant Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

(iii) This Section allocates the risks under this Warrant Agreement between Warrant Agent and Company and is viewed by the parties as an integral part of the business arrangement between them.  The pricing and other terms and conditions of this Warrant Agreement and any schedule hereto reflect this allocation of risk and the limitations specified herein.

8.4.4 Disputes. In the event any question or dispute arises with respect to the proper interpretation of this Warrant Agreement or the Warrant Agent’s duties hereunder or the rights of the Company or of any holder of a Warrant, the Warrant Agent shall not be required to act and shall not be held liable or responsible for refusing to act until the question or dispute has been judicially settled (and the Warrant Agent may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to the Warrant Agent and executed by the Company and each other interested party. In addition, the Warrant Agent may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the Warrant holders, as applicable, and all other parties that may have an interest in the settlement.

8.4.5 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 3 of the Warrants or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

8.5. Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Warrants.

9. Miscellaneous Provisions.

9.1. Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

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9.2. Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within three days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Aspira Women’s Health Inc.

12117 Bee Caves Road, Building III, Suite 100

Austin, TX 78738

Attention: Jamie Sullivan, Senior Director of Corporate Functions

E-mail: jsullivan@aspirawh.com

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10112

Attention: Jeffrey J. Fessler, Esq.

E-mail: jfessler@sheppardmullin.com

Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Broadridge Corporate Issuer Solutions, LLC,

51 Mercedes Way

Edgewood, NY 11717

Attn: Corporate Actions Department

With a copy to:

Broadridge Financial Solutions, Inc.

2 Gateway Center

Newark, New Jersey 07102,

and a copy via email to legalnotices@broadridge.com

in each case, Attention: General Counsel

9.3. Applicable law. The validity, interpretation, and performance of this Warrant Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, applicable to contracts entered into and to be performed entirely within such state. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Agreement shall be brought and enforced in the courts of the State of New York, sitting in the County and City of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

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9.4. Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto.

9.5. Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent in the city of Edgewood, State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6. Counterparts. This Warrant Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7. Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Warrant Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Exercise Price or shorten the Exercise Period, shall require the written consent of the Company and the registered holders of a majority of the then outstanding Warrants.

9.9 Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

9.10 Force Majeure. In the event either party is unable to perform its obligations under the terms of this Warrant Agreement because of acts of God, strikes, natural disasters failure of carrier or utilities, equipment or transmission failure or damage that is reasonably beyond its control, or any other cause that is reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Warrant Agreement shall resume when the affected party or parties are able to perform substantially that party’s duties.

9.11 Severability. If any provision of this Warrant Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

9.12 Confidentiality. Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Warrant Agreement, including the fees for services set forth in the attached schedule, shall remain confidential and shall not be voluntarily disclosed to any third party (except the party’s attorneys, subcontractors, vendors, representatives, agents, advisors and affiliates) or except as may be required be required by law or pursuant to the rules and regulations of the Securities and Exchange Commission, except with the written approval of the other party or as may be required by law or regulatory authority.

9.13 Survival. The applicable provisions of Sections 8 and 9 shall survive any termination of this Warrant Agreement.

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9.14 Merger of Agreement. This Warrant Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written; provided, however, that nothing herein contained shall amend, replace or supersede any agreement between the Company and Warrant Agent to act as the Company’s transfer agent which agreement shall remain in full force and effect.

9.15 GDPR and Territorial Limitation.

9.15.1 To the extent Warrant Agent processes Personal Information that would constitute EU Personal Data as defined under Regulation (EU) 2016/679 (General Data Protection Regulation), Warrant Agent will comply with the provisions of the Warrant Agent GDPR Annex, found at https://www.broadridge.com/GDPR-Annex by using password ICS54903.

9.15.2 The Services are intended for use in the United States.  Except with respect to representations pertaining to the EU Personal Data as defined under Regulation (EU) 2016/679 (General Data Protection Regulation) in Section 9.15.1, Warrant Agent makes no representation that the Services are appropriate or available for use outside the United States, and access to the Services from territories where the Services are illegal is prohibited.  Company is responsible for compliance with all local laws in connection with its use of the Services.

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IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

ASPIRA WOMEN’S HEALTH INC.

By:
Name:
Title:

BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC

By:
Name:
Title:

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